Registration No. 333-________

As filed with the Securities and Exchange Commission on November 6, 2003.
SUBJECT TO AMENDMENT

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERADA HESS CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of
incorporation or organization)

13-4921002
(I.R.S. Employer Identification No.)

1185 Avenue of the Americas
New York, New York 10036
(212) 997-8500
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

J. Barclay Collins II
Amerada Hess Corporation
1185 Avenue of the Americas
New York, New York 10036
(212) 997-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Keogh, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200	Charles S. Whitman, III, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered (2)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Debt Securities (1)(3)		100%
Warrants (1)(3)		100%
Common Stock $1.00 par value (1)(3)(4)		100%
Preferred Stock (1)(3)		100%
Total	$1,500,000,000	100%	$1,500,000,000	$121,350

(1)
There are registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate principal amount of debt securities or issue price of debt securities issued at original issue discount, as shall have an aggregate initial offering price not to exceed $1,500,000,000.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(3)
In addition to the securities issued directly under this registration statement, we are registering an indeterminate number of shares of common stock and preferred stock as may be issued upon conversion, exercise or exchange of the securities issued directly under this registration statement.

(4)	The aggregate amount of common stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated November 6, 2003

PROSPECTUS

Amerada Hess Corporation

$1,500,000,000

Debt Securities
Warrants
Common Stock
Preferred Stock

Under this prospectus we may from time to time offer, in one or more series, the following securities for sale:

•	our debt securities;

•	warrants to purchase our common stock, preferred stock, or debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

We use the term “securities” in this prospectus to refer to any of the securities we may offer in connection with this prospectus, unless we state otherwise.

The aggregate initial offering price of the securities offered by Amerada Hess Corporation hereby will not exceed $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. This prospectus may not be used to consummate a sale of these securities unless accompanied by a supplement to the prospectus. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer any combination of these securities at prices and on terms to be determined at or prior to the time of sale.

We may sell the securities to or through underwriters, through dealers or agents or directly to purchasers. Any accompanying prospectus supplements will set forth the names of any underwriters, dealers or agents involved in the sale of the securities in respect of which this prospectus is being delivered, the amounts proposed to be purchased by them, any applicable fee, commission or discount arrangements with them, the initial public offering price and the net proceeds. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “AHC.” Any shares of common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to an official notice of issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2003

The following legend is to be printed along the left edge of the page:

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
AMERADA HESS CORPORATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
SIGNATURES
EXHIBIT INDEX
RESTATED CERTIFICATE OF INCORPORATION
INDENTURE
FORM OF WARRANT AGREEMENT
FORM OF WARRANT AGREEMENT
OPINION OF WHITE & CASE LLP
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
CONSENT OF ERNST & YOUNG LLP
FORM T-1

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf’’ registration process. Under the shelf registration process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings for an initial purchase price of up to $1,500,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information’’ before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Also, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC. In addition, you may inspect reports, proxy statements and other information concerning Amerada Hess Corporation at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference’’ the documents we file with it, which means that we can disclose important information to you by referring you to those documents instead of reproducing that information in this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003;

•	Proxy Statement for the 2003 annual meeting of stockholders;

•	The description of our common stock contained in Appendix VII of Form S-4, Registration No. 333-50358, filed on November 21, 2000; and

•
Form 8-K, filed on November 6, 2003, which includes our updated financial information related to discontinued operations, reconciliation of non-GAAP financial measures and other matters stated therein.

     Any statement contained in this prospectus, or in a document incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in a subsequently filed document, that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

     Amerada Hess Corporation
     1185 Avenue of the Americas
     New York, NY 10036

Attention:	Corporate Secretary (212) 997-8500

Reliance on Information

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such document.

     We have filed exhibits with this registration statement that include the form of proposed underwriting agreement and the indentures. You should read the exhibits carefully for provisions that may be important to you.

AMERADA HESS CORPORATION

     We are a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products. Exploration and production activities take place primarily in the United States, the United Kingdom, Norway, Denmark, Equatorial Guinea, Algeria, Gabon, Indonesia, Azerbaijan, Thailand and Malaysia.

     Our refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly with Petroleos de Venezuela S.A. The refinery is one of the largest in the world with a crude oil capacity of 495,000 barrels per day. We market refined petroleum products on the East Coast of the United States to wholesale distributors, industrial and commercial users, other petroleum companies, governmental agencies, public utilities and to the motoring public through approximately 1,200 HESS brand retail outlets.

     We are a Delaware corporation. Our principal executive offices are located at 1185 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 997-8500.

USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of securities offered through this prospectus will be used for general corporate purposes, which may include working capital, capital expenditures, acquisitions and the reduction or refinancing of existing indebtedness. The amount and timing of sales of securities will depend on market conditions and the availability of other funds to us.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERENCE DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated are as follows:

	Nine Months Ended	Fiscal Year Ended December 31,
	September 30, 2003	2002	2001	2000	1999	1998

Ratio of Earnings to Fixed Charges	3.0	†	5.7	8.0	4.2	†
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	3.0	†	5.6	8.0	4.2	†

†
Pre-tax consolidated losses from continuing operations, including asset impairments, and fixed charges resulted in a less than one-to-one earnings ratio. The deficiency was $503 million in 1998 and $95 million ($96 million for the combined ratio) in 2002.

Calculation of Ratios

     The ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preference dividends were calculated based on information from our records.

     For purposes of these ratio calculations, earnings are defined as the sum of:

(1)	Pre-tax consolidated income (loss) from continuing operations, reduced by earnings of equity investees.

(2)	Fixed charges (as defined below). Fixed charges are reduced by interest capitalized during the period.

(3)	Amortization expense related to capitalized interest.

(4)	Distributed earnings of equity investees.

(5)	Minority interest in a consolidated subsidiary with fixed charges.

     For the ratio of earnings to fixed charges, fixed charges are defined as the sum of:

(1)	All interest, whether expensed or capitalized.

(2)	Amortization of debt issue costs and discount or premium relating to any indebtedness.

(3)	Estimated interest portion of rental expense.

     For the ratio of earnings to combined fixed charges and preference dividends, earnings do not change and fixed charges are as defined above plus our preferred stock dividend requirements.

DESCRIPTION OF DEBT SECURITIES

     Our board of directors may, without action by our stockholders, from time to time, direct the issuance of debt securities and may, at the time of issuance, determine the rights, preference and limitations based on terms of the indenture agreements between us, as issuer, and the trustees. The following is a summary of some material provisions of debt securities that we may issue.

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be either senior debt securities, that rank on an equal basis with all our other senior unsecured and unsubordinated debt, or they will be subordinated debt securities that will have a junior position to all of our senior unsecured debt. We may issue senior or subordinated debt securities that are convertible into shares of our common or preferred stock. If a series of debt securities is convertible, we will tell you that information in the prospectus supplement for such debt securities.

     The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which such general provisions may apply to that particular series of debt securities.

     Our senior debt securities will be issued under our existing senior debt indenture, dated as of October 1, 1999 between us and JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank), as Trustee. Our convertible debt securities and our subordinated debt securities will be issued under a new indenture, dated as of November 5, 2003 between us and JPMorgan Chase Bank, as Trustee. The senior debt indenture and the subordinated indenture are sometimes referred to in this prospectus individually as an indenture and collectively as the ‘indentures.’

     The following summaries of certain provisions of the indentures are not complete and are qualified in their entirety by reference to each such indenture. You should read the indentures for further information. If we make no distinction in the following summaries between the senior debt securities and the subordinated debt securities such summaries refer to either type of security.

General

     We may offer either senior debt securities or subordinated debt securities through this prospectus. The senior and subordinated debt securities may both be convertible into shares of our common or preferred stock. The indentures allow us to issue senior and subordinated debt securities and convertible debt securities from time to time up to the aggregate principal amount we authorize from time to time. Pursuant to the terms of the indentures, we may register additional debt securities and issue an unlimited total principal amount of debt securities. We may issue the debt securities in one or more series with the same or different terms. We may issue debt securities of the same series at different times. All debt securities of the same series need not bear interest at the same rate or mature on the same date. Each indenture permits the appointment of a different trustee for each series of debt securities. If there is at any time more than one trustee under the indentures, the term ‘trustee’ means each such trustee and will apply to each such trustee only with respect to those series of debt securities for which it is serving as trustee.

     Except as otherwise provided in the prospectus supplement relating to a particular series of debt securities, the indentures might not limit the amount of other debt, secured or unsecured, that we can issue, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     The following summary of the debt securities is not complete. The prospectus supplement will describe the particular terms of any debt securities we may offer and may differ from the terms below.

     The description will include:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date;

•	the interest rate or rates and the method for calculating the interest rate;

•	the interest payment dates;

•	the maturity dates;

•	optional or mandatory redemption terms;

•	any sinking fund provisions;

•	authorized denominations;

•	the currency in which the debt securities will be denominated;

•	whether the principal and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars;

•	the manner in which any payments of principal and any premium or interest will be calculated, if the payment will be based on an index or formula;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form;

•	whether the debt securities will be issued as registered securities or as bearer securities;

•	information describing any book-entry features;

•
whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

•	provisions, other than those already in the indentures, that allow for the discharge of our obligations under the indentures;

•
if the debt securities are convertible into shares of our common or preferred stock, the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and whether conversion is mandatory, at the option of the holder or at our option; and

•	any other terms.

     If interest is payable on the debt securities, the persons to which and the manner in which the interest will be paid will be set forth in the prospectus supplement relating to the debt securities. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities may either bear no interest or may bear interest at a rate which at the time of issuance is below market rates. The U.S. federal income tax consequences and other special considerations applicable to the discounted debt securities will be described in the prospectus supplement relating to these debt securities.

     Unless the prospectus supplement for a particular series of debt securities provides that the debt securities of that series may be redeemed at the option of the holder, the indentures and the debt securities will not provide for redemption at the option of a holder nor necessarily afford holders protection in the event of a highly leveraged or other transaction that might adversely affect holders.

Covenants

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply (unless the covenants are waived or amended) so long as any of the debt securities are outstanding unless the prospectus supplement states otherwise. We have provided a glossary at the end of this prospectus to define capitalized terms used in the covenants. The prospectus supplement may describe different covenants. In the covenants, all references to us, we, our and ours mean Amerada Hess Corporation only and not any of our subsidiaries.

     Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as the Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the Attributable Debt payable under leases entered into in connection with sale and leaseback transactions subject to the amount limitation described below would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness that is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently.

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years covering any Principal Property of ours or of any of our Restricted Subsidiaries that is sold to any other person in connection with the lease, unless immediately after consummation of the sale and leaseback transaction either:

•
the sum of the Attributable Debt and the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities or that is being repaid concurrently, does not exceed 15% of Consolidated Net Tangible Assets; or

•
an amount equal to the net proceeds received in connection with such sale is used within 180 days to retire or redeem indebtedness of ours or our Restricted Subsidiaries, the proceeds are at least equal to the fair market value of the property sold and the trustee is informed of the transaction.

•
provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, cancel or deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing indebtedness of the Company (which may include the Securities) or of a Restricted Subsidiary previously issued or authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers’ Certificate (which shall be delivered to the Trustee) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring indebtedness as hereinabove provided.

Consolidation, Merger or Sale

     We have agreed not to consolidate with or merge into any other person or convey or transfer substantially all of our properties and assets to any person, unless:

•	the successor is a U.S. corporation; and

•
the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in such indenture that we would otherwise have to perform.

Modification of the Indentures

     Under each indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series voting as a single class affected by the modification consent. However, no modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default, Notice and Waiver

     When we use the term “Event of Default” in the indentures, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

•	we fail to pay the principal of, or any premium on, any debt security when due;

•	we fail to pay interest when due on any debt security for 30 days;

•
we fail to perform any other covenant in such indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of the series;

•
we default under any other loans or similar indebtedness in an amount in excess of $50,000,000 and that default results in the acceleration of the loan and the situation continues for a period of 20 days after we receive written notice from the trustee or from holders of 25% of the principal amount of the outstanding securities of such series; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of Amerada Hess Corporation for the benefit of our creditors.

     A supplemental indenture may include, or pursuant to a resolution from our board of directors there may be added, additional Events of Default or changes to the Events of Default described above with respect to a particular series of debt securities. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

     Under our new indenture, there will not be an Event of Default if a change in generally accepted accounting principles causes a change in our financial statements or causes us to change our accounting practices and such change results in us not being in compliance with one or more of our covenants.

     The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers withholding of notice to be in the best interests of the holders. No notice of a covenant default may be given until 30 days after the default occurs. By default we mean any event which is an Event of Default described above or would become an Event of Default with the giving of notice or the passage of time.

     If a payment Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•
the entire principal of the debt securities of the series or, if the debt securities are original issue discount securities, the portion of the principal described in the applicable prospectus supplement; and

•	all the accrued interest.

     If the default results from a failure to perform a covenant or the acceleration of other indebtedness, the trustee or the holders of 25% in aggregate principal amount of all debt securities may require the immediate payment of principal and interest. If the default is in connection with an event of bankruptcy or similar event, the principal and interest will become immediately due and payable.

     The holders of a majority of the principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision in such indenture. However, rescission is not permitted if there is a default in payment of principal of, or premium or interest on, any of the debt securities of the series apart from the acceleration itself.

     Other than its duties during a default, the trustee is not obligated to exercise any of its rights or powers under such indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnity, the holders of 25% of the principal amount of any series of debt securities may, subject to limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

Defeasance of the Indentures and Debt Securities

     Each indenture permits us to be discharged from our obligations under such indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance.

     Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on such series of debt securities then following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

•	our obligations under such indenture with respect to the debt securities of such series will cease to be in effect.

     Following such defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

     We must deliver to the trustee a ruling by the United States Internal Revenue Service or an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Concerning the Trustees

     Except during the continuance of an event of default, each of the trustees will perform only those duties that are specifically set forth in such trustees’ respective indenture. During the continuance of any event of default under either of the indentures, the trustee thereunder will exercise its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use his rights under the circumstances in the conduct of his own affairs.

Payment and Transfer

     We will normally issue the debt securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

     Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form in the prospectus supplement as “certificated.”

     If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. By “original issue discount debt securities,” we mean securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

     The following discussion pertains to debt securities that are issued in book-entry only form.

     One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us with the following information. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17a of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

     It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records as of the record date for such payment. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name”. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Debt securities represented by a global security would be exchangeable for debt securities represented by certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law; or

•	we instruct the trustee that the global security is now exchangeable; or

an event of default has occurred and is continuing.

Governing Law

     The debt securities and the indentures under which they will be issued are governed by the laws of the State of New York.

Provisions Applicable Solely to Subordinated Debt Securities

     General

     We may issue subordinated debt securities under the new indenture. Holders of subordinated debt securities should recognize that contractual provisions in the new indenture may prohibit us from making payments on these securities. The subordinated debt securities may rank on an equal basis with certain other subordinated debt of ours that may be outstanding from time to time and will rank junior to all senior indebtedness (as defined below or may be defined in the new indenture) of ours (including any senior debt securities) that may be outstanding from time to time.

     If we issue subordinated debt securities, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. The new indenture does not restrict the amount of senior indebtedness that we may incur.

     Subordination

     The payment of the principal of, and premium, if any, and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the new indenture, in right of payment to the prior payment in full of all of our senior indebtedness. The term senior indebtedness is defined in the new indenture as indebtedness we incur for money borrowed, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness unless such indebtedness provides that is not senior indebtedness. Senior indebtedness also includes our guarantees of the foregoing items of indebtedness for money borrowed by persons other than us, unless, in any such case, such indebtedness or guarantee provides by its terms that it will not constitute senior indebtedness.

     The new indenture provides that, unless all principal of and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the subordinated indebtedness in the following circumstances:

•	any acceleration of the principal amount due on the subordinated debt securities;

•	the dissolution or winding-up or total or partial liquidation or reorganization of Amerada Hess, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings;

•	a default in the payment of principal, premium, if any, sinking fund or interest with respect to any senior indebtedness; or

•
an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders of senior indebtedness to accelerate its maturity, and such event of default has not been cured or waived.

     A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the new indenture will not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of these subordination provisions.

     If the holders of subordinated securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of subordinated debt securities will have to repay such amount to the holders of the senior debt securities or to the trustee.

     Subrogation

     After the payment in full of all senior indebtedness, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the subordinated debt securities will be deemed to be a payment by us to or on the account of the senior indebtedness. These provisions of the new indenture are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities and the holders of the senior debt securities. Nothing contained in the new indenture is intended to impair our absolute obligation to pay the principal of and interest on the subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the new indenture will not prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of such security, subject to the rights of subordination described above.

Provisions Applicable Solely to Convertible Debt Securities

     General

     The following provisions will apply to senior debt or subordinated debt securities that will be convertible into our common stock or preferred stock, unless otherwise provided in the prospectus supplement relating to the specific issue of debt securities. In the case of subordinated debt securities, these provisions are in addition to any provisions that apply because the debt securities are subordinated. The holder of any convertible debt securities will have the right, exercisable at any time during the time period specified in the applicable prospectus supplement, unless previously redeemed, to convert the convertible debt securities into shares of our common stock or preferred stock at the conversion rate and upon the terms specified in the applicable prospectus supplement. The holder of convertible debt securities may convert any portion thereof which is $1,000 or any integral multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption, except that, in the case of redemption at the option of the holder, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of the option.

     Adjustment

     For each series of convertible debt securities, the conversion price or rate will be subject to adjustment as contemplated in the new indenture. Unless otherwise provided in the applicable prospectus supplement, these adjustments may occur as a result of:

•	our issuance of shares of common stock as a dividend;

•	subdivisions and combinations of our common stock

•
the issuance to all holders of our common stock of rights or warrants entitling holders to subscribe for or purchase our shares at a price per share less than the market price at the time of issuance; and

•	the distribution to all holders of our common stock of:

o	shares of our capital stock other than our common stock;

o	evidences of indebtedness or assets other than cash dividends paid from retained earnings and dividends payable in common stock referred to above; or

o	subscription rights or warrants other than those referred to above.

     In any case no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. We will not issue any fractional shares of our common stock upon conversion, but, instead, we will pay a cash adjustment. If indicated in the applicable prospectus supplement, convertible debt securities convertible into our common stock which are surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, other than convertible debt securities called for redemption on a redemption date during that period, must be accompanied by payment of an amount equal to interest which the registered holder is entitled to receive. We may, from time to time, reduce the conversion price by any amount for a period of not less than 20 days, provided that the reduced price is not less than the par value of a share of common stock.

     We will determine the adjustment provisions for convertible debt securities at the time of issuance of each series of convertible debt securities. These adjustment provisions will be described in the applicable prospectus supplement.

     Other Purchasers

     Except as set forth in the applicable prospectus supplement, any convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of the convertible debt securities by one or more investment banking firms or other purchasers who may agree with us to purchase our convertible debt securities and convert them into common stock or preferred stock, as the case may be.

     Subordination

     Our obligation to make payment on account of the principal of, and premium, if any, and interest on subordinated debt securities that are converted into convertible debt securities may be subordinated and junior in right of payment to our senior obligations, as described above under the heading “Provisions Applicable Solely to Subordinated Debt Securities” and in the prospectus supplement.

Glossary

     We have used the following definitions in describing the restrictive covenants that we have agreed to in the indentures. You can also find the precise legal definitions of these terms in Section 1.01 of the existing indenture and Section 1.01 of the new indenture.

     “Attributable Debt” means, when used in connection with a sale and lease-back transaction referred to in the indenture, on the date upon which the amount is to be determined, the product of

•	the net proceeds from the sale and lease-back transaction multiplied by

•
a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in that sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on that date and the denominator of which is the number of full years on the term of that lease measured from the first day of the term.

     “Consolidated Net Tangible Assets” means our total assets and those of our consolidated subsidiaries, less current liabilities and intangible assets.

     “Principal Property” means any oil or gas producing property, onshore or offshore, or any refining or manufacturing plant owned or leased under a capital lease by us or any of our Restricted Subsidiaries, but does not include any property that has been determined by a resolution of our board of directors not to be of material importance to the business conducted by us and our subsidiaries taken as a whole.

     “Restricted Subsidiary” means any Subsidiary that owns or leases, under a capital lease, any Principal Property.

     “Secured Indebtedness” means indebtedness of ours or any Restricted Subsidiary for borrowed money secured by any lien on (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or the stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness:

•	secured by liens (or arising from conditional sale or other title retention agreements) existing on the date of the indenture;

•	owing to us or any other Restricted Subsidiary;

•	secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition thereof;

•	in connection with industrial development bond, pollution control revenue bond or similar financings;

•	secured by purchase money security interests;

•	secured by liens existing at the time a corporation becomes a Restricted Subsidiary;

•	statutory liens, liens made in connection with bids and other standard exempted liens;

•	liens on oil and/or gas properties or other mineral interests arising as a security in connection with conducting certain business;

•	royalties and other payments to be paid out of production from oil and/or gas properties or other mineral interests from the proceeds from their sale; and

•	constituting any replacement, extension or renewal of any such indebtedness to the extent such indebtedness is not increased.

     “Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding voting equity is owned, directly or indirectly, by such person and one or more other subsidiaries of such person.

DESCRIPTION OF WARRANTS

General

     The following is a summary of material provisions of the warrants that we may issue pursuant to one or more separate warrant agreements, either independently or together with other securities. This summary does not include all of the provisions of the warrants. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We urge you to read the form of warrant agreement filed with the applicable prospectus supplement. The terms of the warrants to subscribe for our debt securities include those stated in the forms of warrant agreements. Provisions of the forms of warrant agreements or terms defined in the forms of warrant agreements summarized below are incorporated into this prospectus by reference.

We may issue warrants for the purchase of:

•	debt securities,

•	preferred stock, or

•	common stock.

     The warrants may be issued in one or more series. Please refer to the prospectus supplement relating to particular series of warrants for specific terms of the warrants, including the following terms:

•	the type and number of warrants;

•	the name, amount and terms of the securities for which the warrants may be exercised;

•	if applicable, the name and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the expiration date of the warrants;

•	the period during which warrants may be exercised;

•	the exercise price of the warrants;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any mandatory or optional call provisions;

•	the identity of the warrant agent;

•	a discussion of certain Federal income tax considerations; and

•	any other terms of the warrants offered thereunder.

     The warrants will be represented by warrant certificates. We will pay all stamp taxes and any other duties to which the original issuance of the warrant certificates may be subject.

Transfer and Exchange

     Warrants may be transferred or exchanged pursuant to procedures outlined in the applicable warrant agreement. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the applicable warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

     No warrant or warrant certificate will entitle the holder thereof to any of the rights of a holder of the security for which the warrant may be exercised, including the right to receive payments of principal or interest on debt securities or to enforce any of the covenants in any indenture relating to debt securities or the right to receive dividends on common or preferred stock or vote with common or preferred stock.

Exercise of Warrants

     In order to exercise warrants, the holder of the warrants will be required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for the securities to be subscribed for upon such exercise. The exercise price must be paid in cash or by certified or official bank check or by wire transfer to an account we designate for such purpose. The warrant agent then will deliver the applicable securities to the holder, and will issue a new warrant certificate for any warrants not exercised.

Amendment of Warrant Agreement

     From time to time, we and the warrant agent under the relevant warrant agreement, may amend or supplement the warrant agreement for certain purposes without the consent of the holders of the warrants issued thereunder, including to cure defects or inconsistencies or make any change that does not materially and adversely affect the rights of any holder. Any amendment or supplement to a warrant agreement that has a material adverse effect on the interests of the holders of the warrants issued thereunder will require the written consent of the holders of a majority of the outstanding warrants issued thereunder.

     The written consent of each holder of the warrants affected shall be required for any amendment that:

•	increases the exercise price;

•	shortens the period during which warrants may be exercised; or

•	if the warrants may be redeemed at our option, reduces the price at which the warrants may be redeemed.

DESCRIPTION OF COMMON STOCK

     We outline below a summary of material information relating to our common stock, par value $1.00 per share, including summaries of certain provisions of our restated certificate of incorporation, as amended, and our by-laws, as amended. This summary does not include all of the provisions of our restated certificate of incorporation or by-laws. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common laws, and are subject to, and are qualified in their entirety by reference to, the terms and detailed provisions of the certificate of incorporation and of the by-laws. We urge you to read our full certificate of incorporation and by-laws.

     We are incorporated in the State of Delaware, United States and operate in accordance with the Delaware General Corporation Law, or DGCL. The rights of our stockholders are determined by the DGCL, the securities and other legislation of the United States, our restated certificate of incorporation and our by-laws. Our shares are traded on the New York Stock Exchange. Our shares are issued in registered form. Every holder of our shares is entitled to a share certificate. Holders of our shares are entitled, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the board of directors may establish, to such dividends as may be declared by our board of directors out of funds legally available for this purpose. Under the terms of the most restrictive agreements pursuant to which we have incurred indebtedness, at September 30, 2003 the amount that could be borrowed for the payment of dividends was $1,249,748,000. At September 30, 2003, 89,876,430 shares of common stock were outstanding and 200,000,000 were authorized.

Annual Meeting

     Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon the written request, stating the purpose of such meeting, of the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting.

Voting Rights

     The holders of our shares of common stock are entitled to one vote for each share held on record and may vote by proxy. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our by-laws, all elections shall be had and all questions decided by a plurality of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Liquidation, Dissolution or Winding-Up

     In the event of our liquidation, dissolution or winding-up, the holders of our shares of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of our shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that the our board of directors may establish.

Takeover Provisions

     Certain provisions of our restated certificate of incorporation and by-laws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions. An article of the restated certificate of incorporation requires that business combinations, which term is defined to include certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or any of our subsidiaries and certain acquiring persons (namely, a person, entity or specified group which beneficially owns or controls at least 20 per cent of our voting stock) be approved by the holders of two-thirds of our voting stock (not including shares held by an acquiring person with which or by or on whose behalf a business combination is proposed) unless such business combination either: (i) has been authorized by the board of directors prior to the time that the acquiring person involved in such business combination became an acquiring person, or (ii) will result in the receipt by the other stockholders of a specified minimum amount and form of payment for their shares.

     Our restated certificate of incorporation and by-laws also provide for a board of directors divided as nearly equal as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. In addition, the restated certificate of incorporation and the by-laws require (i) approval of holders of 80 per cent of the voting stock to remove directors or to amend, alter or repeal the provisions as to the classified board and other related provisions, (ii) advance notice of, and a specified procedure for, shareholder nominations for director, (iii) the taking of stockholder action only at annual or special meetings (to be called only by the chairman of the board, the President or a majority of the board of directors) and prohibiting stockholder action by written consent, and (iv) the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the restated certificate of incorporation and the by-laws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers.

Other Rights

     Holders of our shares of common stock have no pre-emption, redemption, conversion or other subscription rights.

DESCRIPTION OF PREFERRED STOCK

General

     The following description sets forth certain general terms of the preferred stock we may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

     Under our restated certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of September 30, 2003, we had 19,673,195 shares of preferred stock available for issuance with a total of 326,805 shares outstanding.

     The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•
the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends shall be payable and whether dividends are cumulative or non-cumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

     The preferred stock will be, when issued against payment, fully paid and non-assessable. Holders will have no preemptive rights to subscribe for any additional securities which we may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by us as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of our assets upon liquidation, dissolution, or winding up. Each series of preferred stock will rank senior to the common stock, and any other stock of ours that is expressly made junior to that series of preferred stock.

     Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the transfer agent, dividend disbursing agent, conversion agent, if applicable, and registrar for the shares of the preferred stock.

Dividends and Distributions

     Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by our board of directors, or a duly authorized committee of our board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

     Dividends on the preferred stock may be cumulative or non-cumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If our board of directors, or a duly authorized committee of our board of directors, fails to declare a dividend on any series of non-cumulative preferred stock for any dividend period, we will have no obligation to pay a dividend for that period, whether or not dividends on that series of non-cumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on our stock books on each record date, not more than 30 nor less than 15 days preceding the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors.

     No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for, in the case of the cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends, or in the case of non-cumulative preferred stock, the immediately preceding dividend period.

     When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of non-cumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any accumulation in respect of unpaid dividends for prior dividend periods.

     Except as provided in the immediately preceding paragraph, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of non-cumulative preferred stock, for the immediately preceding dividend period, then:

•
we may not declare dividends or pay or set aside for payment or other distribution on any of our capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock or our other capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation, and

•
we may not redeem, purchase or otherwise acquire any of our capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of our capital stock, except by conversion or exchange for our capital stock ranking junior to that series of preferred stock as to dividends and upon liquidation.

     Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of us, the holders of the preferred stock will have preference and priority over our common stock and any other class of our stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of our assets or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will be entitled to no other payments. If, in the case of any liquidation, dissolution or winding up of us, our assets or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up equally with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of non-cumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of us with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of us.

Redemption

     If specified in the prospectus supplement relating to a series of preferred stock being offered, we may, at our option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock in whole or in part at the redemption prices and on the dates set forth in the applicable prospectus supplement.

     If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by our board of directors or a duly authorized committee of our board of directors to be equitable. From and after the redemption date, unless we are in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

     Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

     Whenever dividends payable on the preferred stock are in arrears for a number of dividend periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of non-cumulative preferred stock, until all dividends on shares of non-cumulative preferred stock are paid in full for at least one calendar year. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder and share of the preferred stock will have one vote for each share of stock held and each other series will have the number of votes, if any, for each share of stock held as may be granted to them. In the event that the holders of shares of the preferred stock are entitled to vote as described in this paragraph, our board of directors will be increased by two directors, and the holders of the preferred stock will have the exclusive right as members of that class, as outlined above, to elect two directors at the next annual meeting of shareholders.

     Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

     So long as any shares of preferred stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

•
issue or increase the authorized or issued amounts of, the preferred stock or any class or series of stock ranking pari passu with preferred stock (unless the board of directors was authorized to do so without the consent of holders of the preferred stock at the time the existing series was created), and, without the approval of at least two-thirds of the shares referred to above:

•
create any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of us (unless the board of directors was authorized to do so without the consent of holders of the preferred stock at the time the existing series was created); or

•
amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of us will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

Conversion or Exchange Rights

     The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of such methods of sale.

     The prospectus supplement with respect to the offered securities will describe the terms of the offering, including:

•	the name or names of any agents or underwriters,

•	the purchase price of such securities and the proceeds to us from such sale,

•	any underwriting discounts and other items constituting underwriters’ or agents’ compensation,

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which such securities may be listed.

     Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters in connection with the securities offered thereby. If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, either:

•	at a fixed public offering price or prices,

•	at market prices prevailing at the time of sale,

•	at varying prices determined at the time of sale, or

•	at negotiated prices.

     The obligations of the underwriters to purchase the securities will be subject to various conditions precedent, and the underwriters will be obligated to purchase all of the securities of the series offered by the prospectus supplement relating to such series if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may also sell securities directly or through agents designated from time to time. Any agent involved in the offering and sale of the offered securities is named in the applicable prospectus supplement. Any commissions payable by us to such agent are set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to such arrangements.

     Shares of our common stock may be offered or sold in connection with the settlement of forward purchase contracts we enter into from time to time with a financial institution or in connection with the payment of other contractual obligations, derivatives or hedging transactions. The financial institution or secured party may be deemed to be an underwriter. If any such sales are conducted, whether the third party is deemed to be an underwriter, the prospectus supplement related to such sales will set forth, as required, the following information:

•	the identity of the underwriter,

•	the amount of shares being sold,

•	the aggregate number of shares held by the financial institution before and after the proposed sale,

•	and any material arrangements between us and the financial institution within the past three years.

     In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of the underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

     The distribution of the securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers and these dealers may receive compensation in the form of discounts, concessions and commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of these underwriters or agents will be identified, and the amount underwritten by the underwriter or agent, the nature of the underwriter’s obligation, and any compensation received from us will be described in the applicable prospectus supplement.

     Under agreements that we may enter into, the underwriters, dealers and agents who participate in the distribution of the securities offered through this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments required to be made in respect thereof.

     The securities offered through this prospectus (other than common stock) will be new issues of securities with no established trading market. Underwriters and agents who purchase the securities for public offering and sale may make a market in these securities, but these underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities which will be paid for and delivered on a future date specified in a prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. The underwriters and these other persons will not have any responsibility in respect of the validity or performance of these contracts.

EXPERTS

     The consolidated balance sheet of Amerada Hess Corporation as of December 31, 2002 and 2001 and the statements of consolidated income, retained earnings, cash flows, changes in preferred stock, common stock and capital in excess of par value and comprehensive income for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus, have been incorporated into this prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

     White & Case LLP, New York, New York, will issue an opinion about the legality of the issuance of the Securities offered hereby. Davis Polk & Wardwell, New York, New York, will issue such an opinion on behalf of any agent, underwriter or dealer.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses Of Issuance And Distribution

     The expenses payable in connection with the issuance and distribution of the securities being registered (other than underwriting discount)* are as follows:

SEC registration fee	$121,350
NYSE listing fees	100,000
Printing and engraving expenses	100,000
Accounting fees and expenses	30,000
Legal fees and expenses	150,000
Trustees’ and agents’ fees and expenses	20,000
Rating Agency Fees	400,000
Miscellaneous expenses	13,650

Total	$935,000

_______________
     * Each of the expenses listed above is estimated except for the SEC registration fee.

Item 15.     Indemnification of Directors and Officers

     Every person who is or was a director, officer or employee of the Corporation, or of any other corporation which he serves or served as such at the request of the Corporation, shall, in accordance with the by-laws, but not if prohibited by law, be indemnified by the Corporation against reasonable expense and any liability paid or incurred by him in connection with or resulting from any threatened or actual claim, action, suit or proceeding (whether brought by or in the right of the Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, in which he may be involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation or such other corporation, or by reason of any action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such expense or liability shall have been paid or incurred.

Item 16.     Exhibits

Exhibit
Number	Description

1.1	Form of Proposed Underwriting Agreement (incorporated by reference to Exhibit 1 of Amerada Hess Corporation’s Form S-3, Registration No. 333-79317)

3.1	Restated Certificate of Incorporation

Exhibit
Number	Description

4.1	Indenture, dated as of October 1, 1999 between the Amerada Hess Corporation and JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank), as Trustee, including form of Note (incorporated by reference to Exhibit 4 of Amerada Hess Corporation’s Registration Statement on Form S-3, Registration No. 333-79317)

4.2	Indenture, dated as of November 5, 2003, including form of Note, between Amerada Hess Corporation and the JPMorgan Chase Bank, as Trustee

4.3	Form of Warrant Agreement for Warrants Sold Alone

4.4	Form of Warrant Agreement for Warrants Sold Attached to Securities

4.5	Certificate of Designation, Preferences and Rights of 3% Cumulative Convertible Preferred Stock of Amerada Hess Corporation incorporated by reference to Exhibit 4 of Form 10-Q of Amerada Hess Corporation for three months ended June 30, 2000

5	Opinion of White & Case LLP as to the legality of the Offered Securities

12	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends

23.1	Consent of Ernst & Young LLP

23.2	Consent of White & Case LLP, included in Exhibit 5

24	Power of Attorney (included in Part II of this Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank), as trustee under the indenture dated October 1, 1999 (incorporated by reference to Exhibit 25 of Amerada Hess Corporation’s Form S-3, Registration No. 333-65542)

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, as trustee under the indenture dated as of November 5, 2003

Item 17.     Undertakings.

(a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 5, 2003.

AMERADA HESS CORPORATION (Registrant)

By:	/s/ John Y. Schreyer
Name: John Y. Schreyer
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints J. Barclay Collins II and John Y. Schreyer and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ John B. Hess (John B. Hess)	Chairman of the Board and Chief Executive Officer	November 5, 2003
/s/ Nicholas F. Brady (Nicholas F. Brady)	Director	November 5, 2003
/s/ J. Barclay Collins II (J. Barclay Collins II)	Executive Vice President General Counsel and Director	November 5, 2003

NAME	POSITION	DATE

/s/ Edith E. Holiday (Edith E. Holiday)	Director	November 5, 2003
/s/ Thomas H. Kean (Thomas H. Kean)	Director	November 5, 2003
/s/ Craig G.Matthews (Craig G. Matthews)	Director	November 5, 2003
/s/ John J. O’Connor (John J. O’Connor)	Executive Vice President and Director	November 5, 2003
(Frank A. Olson)	Director	November ___, 2003
/s/ John Y.Schreyer (John Y. Schreyer)	Executive Vice President, Chief Financial Officer and Director	November 5, 2003
/s/ Ernst H. von Metzsch (Ernst H. von Metzsch)	Director	November 5, 2003
/s/ Robert N. Wilson (Robert N. Wilson)	Director	November 5, 2003
/s/ John P. Rielly (John P. Rielly)	Controller and Principal Accounting Officer	November 5, 2003

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Proposed Underwriting Agreement (incorporated by reference to Exhibit 1 of Amerada Hess Corporation’s Form S-3, Registration No. 333-79317)

3.1	Restated Certificate of Incorporation

4.1
Indenture, dated as of October 1, 1999 between the Amerada Hess Corporation and JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank), as Trustee, including form of Note (incorporated by reference to Exhibit 4 of Amerada Hess Corporation’s Registration Statement on Form S-3, Registration No. 333-79317)

4.2	Indenture, dated as of November 5, 2003, including form of Note, between Amerada Hess Corporation and the JPMorgan Chase Bank, as Trustee

4.3	Form of Warrant Agreement for Warrants Sold Alone

4.4	Form of Warrant Agreement for Warrants Sold Attached to Securities

4.5	Certificate of Designation, Preferences and Rights of 3% Cumulative Convertible Preferred Stock of Amerada Hess Corporation incorporated by reference to Exhibit 4 of Form 10-Q of Amerada Hess Corporation for three months ended June 30, 2000

5	Opinion of White & Case LLP as to the legality of the Offered Securities

12	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preference Dividends

23.1	Consent of Ernst & Young LLP

23.2	Consent of White & Case LLP, included in Exhibit 5

24	Power of Attorney (included in Part II of this Registration Statement)

25.1
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank), as trustee under the indenture dated October 1, 1999 (incorporated by reference to Exhibit 25 of Amerada Hess Corporation’s Form S-3, Registration No. 333-65542)

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, as trustee under the indenture dated as of November 5, 2003